INDEPENDENT AUDITOR'S CONSENT




We consent to the use in the Registration Statement and Prospectus of Cotton Valley Resources Corporation of our report dates November 1, 1996, accompanying the consolidated financial statements of Cotton Valley Resources Corporation contained in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Prospectus.





Hein & Associates LLP
Certified Public Accountants

November 21, 1996
Dallas, Texas